Exhibit 99.1

Shire plc Director and Senior Management Changes

August 21, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (“Shire” or the “Company”), announces changes to its Executive Committee, as it progresses its strategy to sharpen its focus as a leader in rare diseases.

Jeff Poulton, Chief Financial Officer, will be leaving Shire at the end of the year to serve as CFO at Indigo Ag, Inc., a start-up company based in Boston that uses the plant microbiome to improve the productivity and sustainability of agriculture. The Board will commence a formal search for a successor and Jeff will continue to serve in his current role as this search progresses. During this transition period, Jeff will remain on the Executive Committee and on the Board of Directors of Shire plc. Jeff will also continue to support the Company’s on-going strategic review of its business.

Dr. Flemming Ornskov, MD, MPH, Chief Executive Officer, said: “It is with regret that we announce Jeff’s upcoming departure. Having held numerous roles within the Company, Jeff has demonstrated steadfast commitment to Shire through a very intense period of activity and has made significant contributions to our organization. Jeff will continue to lead the Shire Finance team through the Q3 reporting period and to the end of the year, and will play an active role in the search for his successor. On behalf of all Shire employees, we are grateful to Jeff for his dedication and leadership and wish him the very best in his future endeavours.”

Jeff Poulton, Chief Financial Officer, said: “It has been a privilege to work for Shire and to have played a part in the exceptional growth story of such an inspirational company. It has been a difficult decision, but in departing Shire, I wanted to join a smaller organization where I can play a role in building a new company. As Shire finalizes the integration of Baxalta and focusses on paying down debt, this also presents a perfect time for me to begin this transition. I know I leave Shire well positioned to pursue its strategy and deliver value for shareholders, supported by a strong Finance team.”

Susan Kilsby, Chairman of the Board, said: “On behalf of the Board of Directors, I want to thank Jeff for his long tenure and unwavering dedication to Shire and our patients. While we will miss Jeff’s positive spirit and professionalism, we understand his decision to start a new career. During Jeff’s time at Shire he has travelled the globe, transformed the Finance department, and led the continued successful integration of Baxalta and many other acquisitions. We fully appreciate his contributions that have helped to make Shire a great organization.”

This notification is to satisfy the Company’s obligations under LR 9.6.11R of the UK Listing Rules.

The Company also announces that Joanne Cordeiro has been appointed Chief Human Resources Officer and a member of the Executive Committee, effective immediately. Joanne takes over the role held by Ginger Gregory. Joanne joined Shire in March 2011 and has been serving as Interim Head of Human Resources since March 2017. Before joining Shire, Joanne served in various Human Resources management and executive search roles at Teradyne Inc., Covansys Corporation (now a DXC Technology Company), Avid Technology, Inc., and Sybase Inc. (now an SAP company).

In reference to Joanne’s appointment, Dr. Ornskov said: “I have worked closely with Joanne over the past several years as we have transformed Shire into the global leader in the treatment of rare diseases. Joanne’s dedication, skill, and expertise have been an invaluable resource in the successful integration of Baxalta into the Shire business. She is a trusted partner to the entire management team and a passionate supporter of our in-house talent and leadership development programs, which are crucial to our business.”

Joanne Cordeiro, Chief Human Resources Officer, said: “It is an honor to accept this appointment and I look forward to the opportunity to continue building on the expertise and passion of my colleagues at Shire, attracting top talent to our organization, and working with the rest of the Executive Committee, all of whom are dedicated to improving the lives of the patients we serve.”

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874

Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

For information regarding Indigo Ag, Inc., please contact:

Lauren Ashbrook	lashbrook@indigoag.com	+ 1 617 909-9390

NOTES TO EDITORS

Stephen Williams, Deputy Company Secretary, is responsible for arranging the release of this announcement.

Inside Information

This announcement contains inside information.

Remuneration

Jeff Poulton will continue to be paid in line with his current remuneration arrangements until his date of departure. Details of the remuneration arrangements relating to Mr. Poulton’s departure will be disclosed in due course.

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com